Exhibit 99.(H)(14)

Thompson Investment Management, Inc.

1255 Fourier Dr., Suite 200

Madison, Wisconsin 53717

October 24, 2025

Thompson IM Funds, Inc.
1255 Fourier Dr., Suite 200
Madison, Wisconsin 53717
Attn: Board of Directors

Re:       Expense Reimbursement and Fee Waiver Commitment

This is to confirm the commitment of Thompson Investment Management, Inc., as investment adviser to the Thompson MidCap Fund, to waive fees and/or reimburse expenses from March 31, 2026 through March 31, 2027 so that the annual operating expenses of the MidCap Fund do not exceed 1.15% of average daily net assets.

Sincerely,

Thompson Investment Management, Inc.

By:	/s/ Jason L. Stephens
Name:	Jason L. Stephens
Title:	Chief Executive Officer